Exhibit 4.14

English Translation

Share Grant Agreement

Worksoft Creative Software Technology Ltd.

Thinkplus Investments Limited

AND

Beijing SunBridges Technologies Development Co., Ltd.

Lu Guangming

Chen Lu

THIS AGREEMENT is entered into by and between the parties below in Beijing as of December 1, 2006:

Worksoft Creative Software Technology Ltd. (hereinafter referred to as “Transferee”)

Legal address: 3F, No.8 Building, Zhongguancun Software Park, 8 Dongbeiwang West Road, Haidian District, Beijing

Beijing SunBridges Technologies Development Co., Ltd. (hereinafter referred to as “Transferor”)

Legal address: Rm.203, No.1 Building, 3 Huayuan Road, Haidian District, Beijing

Thinkplus Investments Limited (hereinafter referred to as “Thinkplus”)

Mailing address: 3F, No.8 Building, Zhongguancun Software Park, 8 Dongbeiwang West Road, Haidian District, Beijing

Chen Lu

ID card number: 130103700328032

Address:

Lu Guangming

ID card number: 430527740722001

Address:

Recital:

1.	In accordance with the Asset Transfer Agreement (refer to Annex 1) signed by the Transferor and the Transferee on December 1, 2006 (“Asset Transfer Agreement”), the Transferor agrees to transfer the Transfer Object (as defined in the Asset Transfer Agreement) to the Transferee, and the Transferee agrees to accept the Transfer Object and pay the transfer price to the Transferor according to the terms and conditions of the Asset Transfer Agreement.

2.	The second installment (RMB 1,000,000) of the transfer price as set forth in the Asset Transfer Agreement will be paid after all the main customer contracts expected to be signed by the Transferor in 2007 or other Comverse service contracts with a similar contract value and gross profit margin are signed and all the service contracts being implemented by the Transferor (refer to Annex 3 of the Asset Transfer Agreement) are transferred to the Transferee. If the following situations exist on the basis of the result of the audit conducted by the accounting firm designated by the Transferee over the Transferor, the said payment shall be adjusted accordingly:

1)	The audited amount of the Transferred Assets is above 5% lower than the amount of the Transferred Assets of the Transferor as of October 31, 2006 provided by the Transferor;

2)	The audited actual net profits for November and December 2006 are above 5% lower than the expected net profits provided by the Transferor;

3)	On the Further Closing Date, the accounts receivable whose age exceeds 270 days and which already exist on December 31, 2006 will be recorded as bad debts.

3.	Chen Lu and Lu Guangming are the actual shareholders of the Transferor. Based on Annex 2 “Chen Lu’s Waiver” and Annex 3 “Lu Guangming’s Waiver”, Chen Lu and Lu Guangming agree to waive their equities in the Transferor as a consideration for the conditions and the number of the ordinary shares of Thinkplus Investments Limited (“Thinkplus Shares”) as specified herein. The Parties agree that for the purpose of this article, the Thinkplus Shares to be paid to Chen Lu and Lu Guangming under this Agreement shall be divided into two parts and the conditions and details of payment are set forth in this Agreement.

Now, the Parties agree below with respect to the form of the second installment and the granting of the shares as stated in Recital 3:

1.	The Transferor hopes and the Transferee and Thinkplus agree that 18.8% of the second installment as stated in Recital 2 will be paid with Thinkplus Shares of an equivalent value.

2.	Chen Lu and Lu Guangming hope that the Transferee agree that the Thinkplus Shares receivable as set forth in Article 1 will be transferred to Chen Lu and Lu Guangming (Chen Lu: 34%; Lu Guangming: 66%).

3.	As a consideration for the waiver by Chen Lu and Lu Guangming of their equities in the Transferor as specified in Recital 3, the Transferee and Thinkplus agree to issue and pay 20,058 Thinkplus Shares to Chen Lu and Lu Guangming.

4.	The Parties agree that in order to ensure the value of the Transfer Object, the shares to be paid to Chen Lu and Lu Guangming in Article 3 will be temporarily put under Thinkplus’s custody. If any of the following cases occurs, Chen Lu and Lu Guangming will waive all or part of all the Thinkplus Shares under custody:

a)	If the gross profits achieved by the team led by Chen Lu and Lu Guangming at the end of 2007 fiscal year are less than RMB 1.6 million, but higher than RMB 1.2 million, Chen Lu and Lu Guangming agree to waive 10,029 shares under custody;

b)	If the gross profits are less than RMB 1.2 million, Chen Lu and Lu Guangming agree to waive all 20,058 shares under custody.

5.	The Parties agree that for the purpose of this Agreement, the converted price of Thinkplus Shares is calculated at a price of RMB 27.42 per share (USD 3.48 X exchange rate 7.8792 on October 31, 2006).

6.

The Parties understand that the precondition for the granting of the shares to Chen Lu and Lu Guangming by Thinkplus under this Agreement is: the Asset Transfer Agreement becomes fully effective and is fully performed without any defect. If the Asset Transfer Agreement is unenforceable, cancelled, held to be invalid, restricted or terminated for whatever reason, this Agreement shall be adjusted, cancelled, or invalid or terminated accordingly. The Transferor and the Transferee shall fully perform the rights and obligations under the Asset Transfer Agreement and this Agreement. Where the Transferor fails to perform the Asset Transfer Agreement or its performance of the Asset Transfer Agreement has any material defect, or the Transferor and the Transferee have any dispute on the performance of the Asset Transfer Agreement, Thinkplus shall be entitled to withhold the Thinkplus Shares under this Agreement until the Transferor fully performs the obligations under the Asset Transfer Agreement or removes performance defects or both parties reach an agreement on dispute resolution or an award is made by arbitration body or judicial organ. As an annex to this Agreement, the Asset Transfer Agreement forms an integral part of this Agreement. All the rights and obligations under the Asset Transfer Agreement and this Agreement are incorporated herein by reference, but the “governed by Chinese laws” provision in the Asset Transfer Agreement is restricted by the other related laws that must be observed with respect to the share grant by Thinkplus.

7.	The Transferor undertakes and warrants that it will grant the consideration obtained from its transfer of the assets under the Asset Transfer Agreement and paid in the form of Thinkplus Shares to Chen Lu and Lu Guangming pursuant to the provisions of this Agreement, and has obtained any and all approvals and permits required by its articles of association, shareholders’ agreement and other similar documents. The Transferor shall be responsible for any loss, damage and adverse influence resulting from the share grant to Chen Lu and Lu Guangming under this Agreement caused by the failure on the part of the Transferor to obtain related permits.

8.	Any dispute arising from or in connection with this Agreement shall be resolved by the Parties through friendly negotiations. In case resolution can be reached within 60 days after the Parties begin friendly negotiations, each Party may refer such dispute to China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration in Beijing in accordance with CIETAC’s arbitration rules then in effect. Arbitral award shall be final and binding upon the Parties. During arbitration, the Parties shall continue to perform the obligations under this Agreement except for the obligations and matters involved in such dispute.

9.	The taxes and other charges and obligations arising from the execution and performance of this Agreement shall be borne by the Parties respectively in accordance with law and if not expressly specified by laws, are to be agreed upon by the Parties by following the principles of closest relations and beneficiary paying expenses.

10.	The terms and expressions used in this Agreement shall have the meanings of the same terms and expressions in the asset transfer agreement.

11.	This Agreement is executed in five copies in Chinese, one copy for each Party. All copies shall be equally authentic.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives or themselves as of the date first above written.

(Signature Page)

Transferee: Worksoft Creative Software Technology Ltd. (Seal)
Seal: [Seal: Worksoft Creative Software Technology Ltd.]

/s/ Chen Shuning

Date:	December 1, 2006

Transferor: Beijing SunBridges Technologies Development Co., Ltd. (Seal)
Seal: [Seal: Beijing SunBridges Technologies Development Co., Ltd.]

Date:	December 1, 2006

Company: Thinkplus Investments Limited

Authorized representative:	/s/ Chen Shuning	(signature)
Title:

Date:	December 1, 2006

Chen Lu:	/s/ Chen Lu	(signature)

Date:	December 1, 2006

Lu Guangming:	/s/ Lu Guangming	(signature)

Date:	December 1, 2006

Annex 1 Asset Transfer Agreement